Exhibit 99.1

Listed on the New York Stock Exchange (CLP)	NEWS RELEASE

Colonial Properties Trust Reports Results for Third Quarter 2007
—Multifamily Same-Property Portfolio Posts 16th Consecutive Quarter
of Positive NOI Growth—
—Records Impairment Charge on For-Sale Residential Business—
—Announces Quarterly Dividend on Common Shares—
BIRMINGHAM, Ala., October 25, 2007 — Colonial Properties Trust (NYSE: CLP), a multifamily-focused real estate investment trust (REIT) with extensive commercial development and management capabilities, today reported results for the quarter ended September 30, 2007. For the third quarter 2007, the company reported net income available to common shareholders of $1.7 million or $0.03 per diluted share (EPS), compared with $14.7 million, or $0.32 per diluted share, for the same period in 2006, including a non-cash impairment charge of $43.3 million ($26.8 million net of tax) or $0.47 per diluted share, related to certain of the company’s for-sale residential development projects. The reduction in net income available to common shareholders in the third quarter 2007 compared to the same period in 2006 resulted primarily from the impairment charge, which is primarily the result of the deterioration in the single family housing markets and dislocation in the mortgage markets (see below for further discussion), and, as previously reported, a reduction in income as a result of the office and retail joint venture transactions, and the sale of certain non-core retail assets that occurred in the second and third quarters of 2007.
Net income for the nine months ended September 30, 2007 was $338.9 million or $7.23 per diluted share, compared with $48.7 million or $1.06 per diluted share for the same period in 2006. The increase from the previous year is primarily due to the gains recognized on the office and retail joint venture transactions that occurred in the second quarter of 2007, partially offset by the impairment charge recorded in the third quarter 2007 and the joint venture transaction-related and other charges recorded in the second quarter of 2007.
Funds from Operations (FFO), a widely accepted measure of REIT performance, for the third quarter 2007 were $1.7 million, or $0.03 per diluted share, compared with $44.2 million or $0.79 per diluted share in the same period a year ago. FFO in the third quarter of 2007 includes $0.47 per diluted share or $26.8 million, net of tax, for an impairment charge related to the company’s for-sale residential developments, as previously discussed. Excluding the impact of the impairment charges, FFO was $28.5 million or $0.50 per diluted share for the third quarter 2007. FFO for the nine months ended September 30, 2007 totaled $65.8 million or $1.15 per diluted share, compared with $139.7 million, or $2.47 per diluted share for the same period in 2006. Excluding the impact of the for-sale residential impairment charge, transaction related charges and other charges, FFO for the nine months ended September 30, 2007 was $110.8 million or $1.93 per diluted share.
The decrease in FFO per share, excluding the impact of the for-sale residential impairment charges, was primarily due to the net disposition of assets resulting from the company’s strategic initiative to

Listed on the New York Stock Exchange (CLP)	NEWS RELEASE

focus on its multifamily business, and a reduction in gains recognized from for-sale residential activities in the prior year. The net disposition of assets resulted in a reduction of the company’s overall leverage (debt plus preferred stock as a percentage of undepreciated book basis) from 62.6 percent at September 30, 2006 to 57.0 percent at September 30, 2007.
A reconciliation of net income available to common shareholders to FFO is included in the financial tables accompanying this press release.
Multifamily Operating Performance
Net operating income (NOI) for the third quarter 2007 increased 5.3% compared with the third quarter 2006, for the 24,060 apartment homes included in the consolidated same-property results. This increase represents the 16th consecutive quarter of year-over-year same-property NOI growth for the company’s multifamily operations. Multifamily revenues increased 4.7% and expenses increased 4.0% compared with the third quarter of 2006. On a sequential basis, third quarter 2007 multifamily same-property NOI decreased 3.5% compared with the second quarter 2007, with revenues decreasing 0.5% and expenses increasing 4.3% compared with the prior quarter. The increase in expenses is primarily due to an increase in utility expenses, which is typical for the summer months in the company’s southeastern markets. For the nine months ended September 30, 2007, multifamily same-property NOI increased 5.2%, with revenue growth of 4.9% and expense growth of 4.4% compared with the same period in 2006. A reconciliation of NOI to income from continuing operations is included in the financial tables accompanying this press release. Same-property physical occupancy as of September 30, 2007 was 96.0%, compared with 96.3% for the third quarter of 2006 and 96.6% in the second quarter of 2007.
“The key markets of Austin, TX, Charlotte NC, Fort Worth, TX, Raleigh, NC and Richmond, VA, which account for almost 36% of our multifamily portfolio, continue to demonstrate strong fundamentals and led the way for our third quarter operating performance,” said Reynolds Thompson, Chief Executive Officer of Colonial Properties Trust. “The steady growth from our existing multifamily portfolio is complemented by our multifamily development projects underway, as well as our commercial development activity.”
Multifamily Development Activity
At the end of the third quarter 2007, including joint venture development activity, the company had 4,060 apartment homes under construction, with a total expected investment of approximately $420.0 million. The company’s current multifamily development pipeline includes 12 wholly-owned communities comprising 3,736 units with a total expected investment of $405.0 million and one joint venture community under development comprising 324 units, with the company’s pro-rata portion of the total investment anticipated to be $15.0 million. The development pipeline is geographically diversified in high-growth Sunbelt markets such as Charlotte, NC; Austin, TX; Las Vegas, NV; and Phoenix, AZ.
Commercial Development Activity
At the end of the third quarter 2007, including joint venture development activity, the company had two office and six retail projects under construction, with a total expected investment by the company of approximately $244.4 million. The two office development projects are expected to

Listed on the New York Stock Exchange (CLP)	NEWS RELEASE

comprise 331,000 square feet of class A office space, and the six retail projects are expected to comprise 1.1 million square feet. As a part of the company’s current business strategy, the commercial developments that are not currently in a joint venture structure will generally be sold into joint ventures upon completion with the capital expected to be recycled into additional development opportunities.
In July 2007, the company sold Colonial Pinnacle Craft Farms I, a 250,000 square-foot retail development in Gulf Shores, AL, for a total sales price of $53.8 million. The company retained a 15 percent ownership in the joint venture that acquired the asset and will continue to manage and lease the asset. The company recognized a gain of $3.9 million, net of tax or $0.07 per diluted share (EPS and FFO) in the third quarter 2007 as a result of this transaction.
For-Sale Residential Development Impairment Charge
At the end of the third quarter 2007, the company had ten active for-sale residential projects totaling $187.4 million, comprised of seven condominium/townhouse projects totaling 594 units and three residential lot developments with a total of over 800 lots.
As a result of the significant weakening in the single family housing market and the well-documented turmoil in the mortgage industry, the company has recorded an impairment charge of $43.3 million to mark down certain of its for-sale residential developments to their fair market value. Net of income tax, the non-cash impact to earnings and FFO in the third quarter is $26.8 million, or $0.47 per share. The impairment charge is primarily related to the for-sale residential projects located in Gulf Shores, Alabama (Cypress Village project and Grander condominium development) and one condominium project in downtown Charlotte, North Carolina (The Enclave). During the third quarter 2007, pricing in the single family housing market has declined dramatically, primarily due to a lack of demand, and certain units that were under contract did not close because buyers backed out of the sales. Additionally, rising construction costs during development resulted in increased costs, which also factored into the impairment charge. The company utilized a probability weighted discounted future cash flow analysis which incorporates available market information to determine the impairment charge.
“The single family and condominium housing market in Gulf Shores have all but come to a halt over the past few months,” stated Weston Andress, Colonial’s President and Chief Financial Officer. “We believe the impairment charge we have recorded will allow us to market the units and lots competitively given the current market conditions. While there is no certainty that future impairment charges will not need to be recorded, we believe we have taken a reasonable approach to appropriately value these assets at this time given current market conditions. This impairment charge is certainly disappointing, and we plan to actively manage the existing projects in our for-sale residential business in order to maximize our internal rate of return associated with the existing projects. Going forward, we expect that future for-sale residential activities will be restricted to mixed-use developments and be limited in scale.”

Listed on the New York Stock Exchange (CLP)	NEWS RELEASE

Disposition Activity
In July 2007, the company sold its interest in twelve retail malls and shopping centers outright, consisting of approximately 2.7 million square-feet for a total sales price of $203.4 million. The retail malls and shopping centers were located in various markets throughout the Sunbelt. The company recognized a gain of $11.7 million, which is reflected in net income available to common shareholders in the third quarter 2007 as a result of this sale.
Additionally in July 2007, the company and its partner DRA Advisors LLC disposed of the Las Olas Centre, a 469,199 square-foot Class A office asset located in Fort Lauderdale, FL for a total sales price of $230.9 million, or $492 per square-foot. The company has a 15 percent ownership interest in the joint venture and DRA Advisors LLC has an 85 percent ownership interest. The company recognized a gain of $6.6 million, which is reflected in net income available to common shareholders in the third quarter 2007 as a result of this sale.
In August 2007, the company and its partner CMS disposed of Colonial Village Hendersonville, a 364-unit apartment community located in Nashville, TN for a total sales price of $27.0 million. The company was a 25 percent partner in the joint venture that owned this property. The company recognized a gain of $1.7 million, which is reflected in net income available to common shareholders in the third quarter 2007 as a result of this sale.
For additional details regarding the company’s disposition and investment activities, see the company’s Supplemental Financial Highlights available on the company’s website at www.colonialprop.com.
Repayment of $175 million Unsecured Senior Notes
On July 16, 2007, the company repaid its $175 million 7.0% unsecured senior notes, which matured on that date.
Quarterly Dividend on Common Shares
On October 24, 2007, the Colonial Properties Trust Board of Trustees approved a dividend of $0.50 per common share, payable on November 13, 2007 to shareholders of record as of November 6, 2007, representing an ex-dividend date of November 2, 2007.

Listed on the New York Stock Exchange (CLP)	NEWS RELEASE

EPS and FFO per Share Guidance
The company’s updated guidance for the full-year 2007 (giving effect to the impairment charge incurred in the third quarter 2007 and joint venture transaction related and other charges incurred in the second quarter 2007) and guidance for the full-year 2008 for diluted EPS and FFO per share is set forth and reconciled below:

	Full-Year			Full-Year
	2007 Range			2008 Range
	Low	-	High	Low	-	High

Diluted EPS	$7.63	-	$7.88	$1.15	-	$1.45
Plus: Real Estate
Depreciation & Amortization	2.75	-	2.75	1.85	-	1.85
Less: Gain on Sale of Assets	(8.65)	-	(8.85)	(0.85)	-	(1.05)

Diluted FFO per share (1)	$1.73	-	$1.78	$2.15	-	$2.25

(1) The updated 2007 FFO per share guidance range includes the $0.47 per diluted share impact from the impairment charge related to the for-sale residential business recorded in the third quarter, the $0.32 per diluted share impact related to the transactional and other related charges recorded in the second quarter, as well as the $0.03 per diluted share related to the initiation of the termination of the company’s pension plan, that is anticipated to be recorded in the fourth quarter. Excluding the impact for all of these charges, the company’s 2007 FFO per share guidance range would have been $2.55 — $2.60 per diluted share.
Additionally, following are certain items included in the above guidance:
2007 Guidance
•	Multifamily same-property growth in net operating income: 5.0 to 5.5 percent
•	For-sale income from the company’s development activities: $0.25 to $0.35 EPS and FFO per diluted share
•	Land/out-parcel sales: $0.05 to $0.07 EPS and FFO per diluted share
2008 Guidance
•	Multifamily same-property growth in net operating income: 4.0 to 5.0 percent
•	For-sale income from the company’s development activities: $0.15 to $0.25 EPS and FFO per diluted share
•	Land/out-parcel sales: $0.08 to $0.10 EPS and FFO per diluted share
The company’s guidance is based on a number of assumptions, many of which are outside the company’s control and all of which are subject to change. The company’s guidance may change if actual results vary from these assumptions.
“We are pleased with the execution of our strategic initiatives to focus primarily on our multifamily business, not withstanding the issues experienced in the single family housing market,” stated

Listed on the New York Stock Exchange (CLP)	NEWS RELEASE

Thompson. “While our multifamily same property NOI growth is projected to moderate in 2008, we are excited about the long-term prospects of our multifamily business and the growth associated with our development pipeline.”
Conference Call and Supplemental Materials
The company will hold its quarterly conference call Thursday, October 25 at 1:00 p.m. Central Time. The call will include a review of the company’s third quarter performance and a discussion of the company’s strategy and expectations for the future.
To participate, please dial 1-877-500-9123. As with previous calls, a replay will be available for seven days by dialing 1-800-642-1687; the conference ID is 14975856. Access to the live call and a replay will also be available through the company’s website at www.colonialprop.com under “Investor Services: General Information: Presentations.”
Colonial Properties produces a supplemental information package that provides detailed information regarding operating performance, investing activities and the company’s overall financial position. For a copy of Colonial Properties’ detailed Supplemental Financial Highlights, please visit the company’s website at www.colonialprop.com under the “Investor Services: Financial Information and Filings” tab, or contact Jerry Brewer in Investor Relations at 1-800-645-3917.
Colonial Properties Trust is a multifamily-focused real estate investment trust (REIT) that creates additional value for its shareholders by managing commercial assets through joint venture partnerships and aggressively pursuing development opportunities. As of September 30, 2007, the company owned or managed 38,030 apartment units, 16.3 million square feet of office space and 7.6 million square feet of retail shopping space located in key Sunbelt states from Virginia to California. Headquartered in Birmingham, Ala., Colonial Properties is listed on the New York Stock Exchange under the symbol CLP and is included in the S&P SmallCap 600 Index. For more information, please visit the company’s website at www.colonialprop.com.
Safe Harbor Statement
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Estimates of future earnings are, by definition, and certain other statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results, performance, achievements or transactions to be materially different from the results, performance, achievements or transactions expressed or implied by the forward looking statements. Factors that impact such forward looking statements include, among others, real estate conditions and markets; performance of affiliates or companies in which we have made investments; legislative or regulatory decisions; our ability to continue to maintain our status as a REIT for federal income tax purposes; the effect of any rating agency action; the cost and availability of new debt financings; level and volatility of interest rates or capital market conditions; effect of any terrorist activity or other heightened geopolitical crisis; or other factors affecting the real estate industry generally.

Listed on the New York Stock Exchange (CLP)	NEWS RELEASE

Except as otherwise required by the federal securities laws, the company assumes no responsibility to update the information in this press release.
The company refers you to the documents filed by the company from time to time with the Securities and Exchange Commission, specifically the section titled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2006, as may be updated or supplemented in the company’s Form 10-Q filings, which discuss these and other factors that could adversely affect the company’s results.
###

CONTACT:	Colonial Properties Trust Jerry A. Brewer, Senior Vice President, Corporate Treasury, 1-800-645-3917

COLONIAL PROPERTIES TRUST
Financial Statements
Third Quarter 2007
BALANCE SHEET

($ in 000s)	As of	As of
	9/30/2007	12/31/2006
ASSETS
Real Estate Assets
Operating Properties	$2,612,461	$3,601,883
Undeveloped Land & Construction in Progress	518,652	434,196

Total Real Estate, before Depreciation	3,131,113	4,036,079

Less: Accumulated Depreciation	(301,775)	(420,374)
Real Estate Assets Held for Sale, net	49,652	381,445

Net Real Estate Assets	2,878,990	3,997,150

Cash and Equivalents	153,042	87,647
Restricted Cash	10,754	15,907
Accounts Receivable, net	26,273	26,138
Notes Receivable	31,747	61,269
Prepaid Expenses	7,402	19,519
Deferred Debt and Lease Costs	15,207	42,258
Investment in Unconsolidated Subsidiaries	78,559	92,892
Other Assets	48,361	88,997

Total Assets	$3,250,335	$4,431,777

LIABILITIES
Long-Term Liabilities
Unsecured Credit Facility	$27,000	$185,000
Notes and Mortgages Payable	1,602,502	2,165,884
Mortages Payable Related to Real Estate Assets Held for Sale	—	47,022

Total Long-Term Liabilities	1,629,502	2,397,906

Other Liabilities	140,643	150,760

Total Liabilities	1,770,145	2,548,666

MINORITY INTEREST & EQUITY

Limited Partners’ Interest in Consolidated Partnership	2,613	7,406

Preferred Shares and Units, at Liquidation Value
Series B 7 1/4%, Preferred Units	100,000	100,000
Series D 8 1/8%, Preferred Shares	125,000	125,000
Series E 7 5/8%, Preferred Shares	—	104,760

Total Preferred Shares and Units, at Liquidation Value	225,000	329,760

Common Equity, including Minority Interest in Operating Partnership	1,252,577	1,545,945

Total Equity, including Minority Interest	1,480,190	1,883,111

Total Liabilities and Equity	$3,250,335	$4,431,777

SHARES & UNITS OUTSTANDING, END OF PERIOD

(shares and units in 000s)	As of	As of
	9/30/2007	12/31/2006

Basic
Shares	46,976	46,145
Operating Partnership Units (OP Units)	10,220	10,579

Total Shares & OP Units	57,196	56,724

Dilutive Common Share Equivalents	639	536

Diluted
Shares	47,615	46,681
Total Shares & OP Units	57,835	57,260

COLONIAL PROPERTIES TRUST
Financial Statements
Third Quarter 2007
CONSOLIDATED STATEMENTS OF INCOME

($ in 000s, except per share data)	Three Months Ended		Nine Months Ended
	9/30/2007	9/30/2006	9/30/2007	9/30/2006

Revenue
Minimum Rent	$67,892	$93,858	$264,006	$279,229
Tenant Recoveries	1,026	5,391	10,672	16,950
Other Property Related Revenue	7,828	7,617	26,340	22,283
Construction Revenues	11,154	6,868	32,007	26,793
Other Non-Property Related Revenue	5,490	4,891	14,044	13,523

Total Revenue	93,390	118,625	347,069	358,778

Operating Expenses
Operating Expenses:
Property Operating Expenses	21,966	27,120	76,697	76,489
Taxes, Licenses, and Insurance	10,301	13,138	36,942	37,684

Total Property Operating Expenses	32,267	40,258	113,639	114,173

Construction Expenses	9,280	6,653	29,146	25,680
Property Management Expenses	2,365	3,258	9,812	9,800
General and Administrative Expenses	5,782	6,279	19,710	16,025
Management Fee and Other Expenses	3,984	3,051	11,145	9,044
Restructuring Charges	—	—	1,528	—
Depreciation	23,842	32,189	89,763	96,561
Amortization	835	4,479	9,741	13,454
Impairment	44,129	—	44,129	—

Total Operating Expenses	122,484	96,167	328,613	284,737

Income (Loss) from Operations	(29,094)	22,458	18,456	74,041

Other Income (Expense)
Interest Expense & Debt Cost Amortization	(19,111)	(31,585)	(76,527)	(93,710)
Losses on Retirement of Debt	—	—	(12,521)	(628)
Interest Income	2,852	1,929	6,892	5,864
Income (Loss) from Partially-Owned Investments	6,886	(2,101)	11,609	(4,105)
Gain on Hedging Activities	—	37	345	2,589
Gain on Sale of Property, net of income taxes of $628 (Q3) and $1,475 (YTD) in 2007 and $162 (Q3) and $1,484 (YTD) in 2006	12,777	1,443	303,776	39,551
Income Taxes and Other	16,545	138	15,733	(1,008)

Total Other Income (Expense)	19,949	(30,139)	249,307	(51,447)

Income (Loss) before Minority Interest & Discontinued Operations	(9,145)	(7,681)	267,763	22,594

Minority Interest
Minority Interest of Limited Partners	20	406	245	482
Minority Interest in CRLP — Preferred	(1,813)	(1,813)	(5,437)	(5,438)
Minority Interest in CRLP — Common	3,858	2,560	8,535	162

Total Minority Interest	2,065	1,153	3,343	(4,794)

Income (Loss) from Continuing Operations	(7,080)	(6,528)	271,106	17,800

Discontinued Operations
Income from Discontinued Operations	759	8,119	9,370	22,229
Gain on Disposal of Discontinued Operations, net of income taxes of $95 (Q3) and $1,779 (YTD) in 2007 and $2,178 (Q3) and $6,766 (YTD) in 2006	13,108	23,661	87,392	41,382
Minority Interest in CRLP — Common	(2,478)	(5,949)	(17,667)	(11,603)
Minority Interest of Limited Partners	6	24	(67)	(2,650)

Income from Discontinued Operations	11,395	25,855	79,028	49,358

Net Income	4,315	19,327	350,134	67,158

Dividends to Preferred Shareholders	(2,539)	(4,550)	(10,900)	(16,354)
Preferred Share Issuance Costs	(29)	(45)	(360)	(2,128)

Net Income Available to Common Shareholders	$1,747	$14,732	$338,874	$48,676

Earnings (Loss) per Share — Basic
Continuing Operations	$(0.21)	$(0.25)	$5.62	$(0.02)
Discontinued Operations	0.24	0.57	1.71	1.09

EPS — Basic	$0.03	$0.32	$7.33	$1.07

Earnings (Loss) per Share — Diluted
Continuing Operations	$(0.21)	$(0.25)	$5.54	$(0.01)
Discontinued Operations	0.24	0.57	1.69	1.07

EPS — Diluted	$0.03	$0.32	$7.23	$1.06

COLONIAL PROPERTIES TRUST
Financial Statements
Third Quarter 2007
THIRD QUARTER FUNDS FROM OPERATIONS (FFO) RECONCILIATION

($ in 000s, except per share data)	Three Months Ended		Nine Months Ended
	9/30/2007	9/30/2006	9/30/2007	9/30/2006
Net Income Available to Common Shareholders	$1,747	$14,732	$338,874	$48,676
Minority Interest in CRLP (Operating Ptr Unitholders)	(1,380)	3,389	9,132	11,440
Minority Interest in Gain/(Loss) on Sale of Undepreciated Property	(26)	(430)	(250)	2,168

Total	341	17,691	347,756	62,284

Adjustments — Consolidated Properties
Depreciation — Real Estate	23,455	35,983	89,703	112,343
Amortization — Real Estate	545	4,754	9,223	16,341
Remove: Gain/(Loss) on Sale of Property, net of Income Tax	(25,885)	(25,103)	(391,168)	(80,932)
Include: Gain/(Loss) on Sale of Undepreciated Property, net of Income Tax and Minority Interest	4,790	5,766	10,188	15,432

Total Adjustments — Consolidated	2,905	21,400	(282,054)	63,184

Adjustments — Unconsolidated Properties
Depreciation — Real Estate	4,616	4,115	11,758	11,525
Amortization — Real Estate	2,132	1,154	5,186	4,034
Remove: Gain/(Loss) on Sale of Property	(8,339)	(134)	(16,893)	(1,334)

Total Adjustments — Unconsolidated	(1,591)	5,135	51	14,225

Funds from Operations (1)(2)	$1,655	$44,226	$65,753	$139,693

FFO per Share (1)(2)
Basic	$0.03	$0.79	$1.16	$2.49
Diluted	$0.03	$0.79	$1.15	$2.47

(1)	FFO for the three and nine months ended September 30, 2007 includes a $43.3 million ($26.8 million, net of income taxes) non-cash impairment charge related to the Company’s for-sale residential business, which is equivalent to $0.47 per share (net of income taxes) per period. This charge is not added back to net income (loss) for the respective periods when calculating FFO.

(2)	FFO for the nine months ended September 30, 2007 includes an $18.2 million, or $0.32 per share, impact from items related to the Company’s strategic transactions that occurred in the second quarter of 2007. The transaction related and other charges are as follows: $12.8 million related to loss of retirement of debt (which includes $0.3 million related to debt cost write-off included in Interest Expense and Debt Cost Amortization on the Company’s Income Statement), $1.5 million of restructuring charges, $1.4 million related to the initiation of the pension plan termination and $2.5 due to an asset impairment charge. Each of these charges relate to the Company’s change in strategy and were incurred during the three months ended June 30, 2007. These charges are not added back to net income (loss) for the respective period when calculating FFO.

Pursuant to the definition of Funds from Operations (“FFO”) adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), FFO is calculated by adjusting net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis.

The Company believes that FFO is useful to investors because it provides an additional indicator of the Company’s financial and operating performance. This is because, by excluding the effect of real estate depreciation and gains (or losses) from sales of properties (all of which are based on historical costs which may be of limited relevance in evaluating current performance), FFO can facilitate comparison of operating performance among equity REITs. FFO is a widely recognized measure in the Company’s industry. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net cash flows from operating activities (determined in accordance with GAAP), as a measure of our liquidity, or as an indicator of our ability to make cash distributions.
THIRD QUARTER SHARES AND UNITS OUTSTANDING, WEIGHTED

(shares and units in 000s)	Three Months Ended		Nine Months Ended
	9/30/2007	9/30/2006	9/30/2007	9/30/2006

Basic
Shares	46,574	45,706	46,255	45,372
Operating Partnership Units (OP Units)	10,219	10,580	10,426	10,712

Total Shares & OP Units	56,793	56,286	56,681	56,084

Dilutive Common Share Equivalents	—	—	639	486

Diluted (1)
Shares	46,574	45,706	46,894	45,858
Total Shares & OP Units	56,793	56,286	57,320	56,570

Notes:

(1)	For periods where the Company reported a net loss from continuing operations (after preferred dividends), the effect of dilutive shares has been excluded from per share computations as including such shares would be anti-dilutive.

COLONIAL PROPERTIES TRUST
Corporate Reconciliations
($ in 000s, except per share data)
RECONCILIATION OF REVENUES

	Three Months Ended		Nine Months Ended
	3Q07	3Q06	3Q07	3Q06

Divisional Total Revenues

Multifamily — Same-Property	$58,150	$55,513	$173,274	$165,197
Multifamily — Non Same-Property	17,686	25,576	57,488	71,291
Office	12,945	41,735	84,322	131,659
Retail	10,270	26,133	59,775	81,312

Total Divisional Revenues	99,051	148,957	374,859	449,459

Less: Unconsolidated Revenues — Mfam	(2,587)	(4,766)	(7,817)	(14,275)
Less: Unconsolidated Revenues — Off	(12,128)	(8,626)	(28,298)	(25,604)
Less: Unconsolidated Revenues — Rtl	(5,543)	(3,942)	(13,151)	(10,230)
Discontinued Operations	(2,047)	(24,757)	(24,575)	(80,888)
Construction Revenues	11,154	6,868	32,007	26,793
Unallocated Corporate Revenues	5,490	4,891	14,044	13,523

Cons. Rev, adj -’06 Disc Ops	93,390	118,625	347,069	358,778

Add: Add’l Disc Ops Rev, post filing	—	15,943	—	49,190

Total Consol. Rev, per 10-Q / K	$93,390	$134,568	$347,069	$407,968

RECONCILIATION OF EXPENSES

	3Q07	3Q06	3Q07	3Q06

Divisional Total Expenses

Multifamily — Same-Property	$23,244	$22,355	$67,339	$64,500
Multifamily — Non Same-Property	8,957	11,755	27,722	31,687
Office	5,387	15,300	29,507	46,213
Retail	3,813	7,794	18,813	23,048

Total Divisional Expenses	41,401	57,204	143,381	165,448

Less: Unconsolidated Expenses — Mfam	(1,278)	(2,176)	(4,148)	(5,957)
Less: Unconsolidated Expenses — Off	(4,702)	(3,588)	(10,928)	(10,094)
Less: Unconsolidated Expenses — Rtl	(1,688)	(1,273)	(4,094)	(3,380)
Discontinued Operations (1)	(1,323)	(9,921)	(13,076)	(31,883)
Impairment Charge — Discontinued Ops (1)	—	—	2,500	—
Impairment Charge — Continuing Ops (2)	44,129	—	44,129	—
Other Expense	(143)	12	4	39

Total Property Operating Expenses	76,396	40,258	157,768	114,173
Construction Expenses	9,280	6,653	29,146	25,680
Property Management Expenses	2,365	3,258	9,812	9,800
General & Administrative Expenses	5,782	6,279	19,710	16,025
Management Fee and Other Expenses	3,984	3,051	11,145	9,044
Restructuring Charge	—	—	1,528	—
Depreciation	23,842	32,189	89,763	96,561
Amortization	835	4,479	9,741	13,454

Cons. Exp, adj -’06 Disc Ops	122,484	96,167	328,613	284,737

Add: Add’l Disc Ops Exp, post filing	—	10,043	—	33,055

Total Consol. Exp, per 10-Q / K	$122,484	$106,210	$328,613	$317,792

RECONCILIATION OF NOI

	3Q07	3Q06	3Q07	3Q06

Divisional Total NOI

Multifamily — Same-Property	$34,906	$33,158	$105,935	$100,697
Multifamily — Non Same-Property	8,729	13,821	29,766	39,604
Office	7,558	26,435	54,815	85,446
Retail	6,457	18,339	40,962	58,264

Total Divisional NOI	57,650	91,753	231,478	284,011

Less: Unconsolidated NOI — Mfam	(1,309)	(2,590)	(3,669)	(8,318)
Less: Unconsolidated NOI — Off	(7,426)	(5,038)	(17,370)	(15,510)
Less: Unconsolidated NOI — Rtl	(3,855)	(2,669)	(9,057)	(6,850)
Discontinued Operations	(724)	(14,836)	(11,499)	(49,005)
Impairment Charge — Discontinued Ops (1)	—	—	(2,500)	—
Impairment Charge — Continuing Ops (2)	(44,129)	—	(44,129)	—
Unallocated Corporate Revenues	5,490	4,891	14,044	13,523
Other Expenses	143	(12)	(4)	(39)
Construction NOI	1,874	215	2,861	1,113
Property Management Expenses	(2,365)	(3,258)	(9,812)	(9,800)
General & Administrative Expenses	(5,782)	(6,279)	(19,710)	(16,025)
Management Fee and Other Expenses	(3,984)	(3,051)	(11,145)	(9,044)
Restructuring Charge	—	—	(1,528)	—
Depreciation	(23,842)	(32,189)	(89,763)	(96,561)
Amortization	(835)	(4,479)	(9,741)	(13,454)

Income from Operations	(29,094)	22,458	18,456	74,041
Total Other Income (Expense)	19,949	(30,139)	249,307	(51,447)

Income from Contin’g Ops (3)	(9,145)	(7,681)	267,763	22,594

Disc Ops	—	5,900	—	16,135
06 & 07 Disc Ops Other Inc(Exp)	—	(616)	—	(3,408)

Inc from Cont (3), per 10-Q / K	$(9,145)	$(2,397)	$267,763	$35,321

Notes:

(1)	The $2.5 million impairment charge is related to retail assets classified as held for sale, therefore this charge is also included in discontinued operations.

(2)	During the three months ended September 30, 2007, the Company recorded a $43.3 million non-cash impairment charge ($26.8 million net of income tax) as a result of the deterioration in the single family housing markets, primarily in Gulf Shores, Alabama and Charlotte, North Carolina.

(3)	Income from Continuing Operations before extraordinary items, minority interest and discontinued operations. Adjustments for additional discontinued operations have restated prior periods in accordance with FAS 144.